UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 7, 2014 (October 1, 2014)

Good Times Restaurants Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-18590	84-1133368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Corporate Circle, Golden, Colorado 80401
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 384-1400

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2014, the Board of Directors (the “Board”) of Good Times Restaurants Inc. (the “Company”) approved an Executive Management Compensation Plan (the “Plan”) for fiscal year 2015 as recommended by the Company’s Compensation Committee.

In connection with the Plan, the Board authorized the payout of $100,000 in cash and $400,000 worth of restricted stock awards in the Company to the Company’s named executive officers as compensation for their recent contributions to the Company.  The amount of such awards to each officer is based on the 2015 fiscal salaries for each officer.  The restricted stock awards will be subject to three-year cliff vesting and forfeiture provisions in case of the termination of the employment of any officer.

The Plan also sets forth a bonus program for the Officers.  Pursuant to this bonus program, the Company’s named executive officers are eligible to receive performance cash awards if the Company achieves certain performance metrics, which have been selected by the Company’s Compensation Committee.  Based on these performance metrics for each fiscal year, an “overall performance” rating will be identified for each officer, and the amount of the bonus for that year for each officer will be based on such rating and such Officer’s current annual salary.  The Compensation Committee and the Chief Executive Officer will have the right to adjust the final rating based on other performance considerations.  The target bonuses set by the Compensation Committee for each officer range between 15% and 40% of the 2015 fiscal year salary for such officer.

Finally, the Plan authorizes the issuance of restricted stock awards as additional compensation for certain named executive officers, which will be issued subject to the discretion of the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOD TIMES RESTAURANTS INC.

Date:  October 7, 2014

By:  /s/ Boyd E. Hoback

Boyd E. Hoback

President and Chief Executive Officer

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